UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549-1004
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 22, 2010 (January 21, 2010)
ARKANSAS BEST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization	File Number)	Identification No.)
3801 Old Greenwood Road
Fort Smith, Arkansas 72903
(479) 785-6000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 — Material Impairments
     On January 21, 2010, the management of Arkansas Best Corporation (the “Company”) concluded that a noncash charge of $64.0 million, or $2.55 per share, for impairment of the value of goodwill for ABF Freight System, Inc., the Company’s largest subsidiary, will be recorded in the fourth quarter ending December 31, 2009. This charge is not tax deductible and will not be tax-effected.
     The Company’s goodwill is required to be evaluated for impairment on an annual basis under applicable accounting rules. This impairment determination was made in connection with the Company’s annual impairment testing and in connection with the preparation of the financial statements to be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. This impairment is a result of extremely challenging freight conditions resulting from a deep and prolonged recessionary period. Because of the length and depth of the recession, the less-than-truckload industry has been severely impacted and that impact is reflected in historically low daily tonnage levels and an aggressive pricing environment. These factors have adversely affected the recoverability of goodwill. This noncash goodwill impairment charge does not impact the Company’s normal business operations, liquidity or credit availability under its existing facilities.
     Certain statements in this report are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to future events and financial performance. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated (expressed or implied) by such forward-looking statements, because of, among other things, the risks and uncertainties found in the Company’s press releases and other SEC filings, including the risk factors identified under the heading “Risk Factors” in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ARKANSAS BEST CORPORATION
(Registrant)

Date: January 22, 2010	/s/ Michael R. Johns
Michael R. Johns
Vice President, General Council and Corporate Secretary